THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA 98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

          I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated May 7, 2007 on the financial statements of Asia Interactive Media Inc. as of March 31, 2007 included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.

Dated this 10th day of May, 2007

Thomas J. Harris
Certified Public Accountant